                          Tasker Capital Corp.
                     314-837 West Hastings Street
                             Vancouver, BC
                                V6C 3N6


May 22, 2002

Richard Brutti, President
Rephresh, Inc.
268 Summer Street, 8th Floor
Boston, MA  02210

Re:	Letter of Intent regarding the acquisition of all
outstanding shares of Rephresh, Inc. by Tasker Capital
Corp.

Gentlemen:

This letter ("Letter of Intent") will confirm the discussions we have had regarding the acquisition of all outstanding shares of Rephresh, Inc., a Massachusetts corporation ("Rephresh") by Tasker Capital Corp., a Nevada corporation ("Tasker"). Subject to the preparation, execution and performance of a definitive written reorganization agreement as described below, we understand that we have agreed in principle to the following general terms:

1. Status of Tasker. Tasker is a Nevada corporation that is fully reporting with the U.S. Securities and Exchange Commission ("SEC"). On the date of the reorganization agreement, Tasker will have 11,000,000 common shares outstanding. Tasker does not have outstanding any warrants, options, convertible notes or other securities outstanding that may be convertible or exercisable into shares of Tasker's common stock. Tasker's common shares are listed at the present time on the OTC Bulletin Board under the symbol TKER.

2. Status of Rephresh. Rephresh is a private Massachusetts corporation with 200,000 common shares outstanding, all of which all are held by Richard Brutti ("Mr. Brutti").
Rephresh does not have any warrants, options, convertible notes or other securities outstanding that may be convertible or exercisable into shares of Rephresh's common stock.

3. Terms of the reorganization. In exchange for all of Rephresh's issued and outstanding stock, Tasker will:

   (a)   Issue 3,000,000 shares of Tasker' common stock to Mr.
Brutti.

   (b)   Tasker's name will be changed to Rephresh, Inc.

   (c) Tasker will use its best efforts to sell 1,000,000 units to 1,500,000 units at a purchase price of $1.25 per unit. Each unit will consist of one share of common stock and one warrant for the purchase of either one-half or one-full share of common stock at the

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Rephresh, Inc.
May 22, 2002
Page 2

purchase price of
$2.00 per share. The reorganization agreement will call for a closing of the reorganization upon the closing of the financing in excess of $1,000,000. In the sole discretion of Rephresh, the reorganization may close prior to receiving proceeds totaling $1,000,000 from the sale of units.

   (d) Tasker and its majority shareholders will enter into a management agreement with Mr. Rick Brutti, allowing among other things that Mr. Brutti's nominees will be elected to Tasker's board of directors and that Mr. Brutti will receive a 2% royalty on the gross sales of Tasker.

   (e)   Tasker will enter into a management agreement with Mr.
Arthur Bergeron appointing him as the CFO of Tasker and granting to him 400,000 shares of common stock that will vest over a 3 year period of time.

   (f) If in the first 18 months following the date of the closing of the reorganization, Tasker achieves revenues of $10,000,000 or more, Mr. Brutti shall receive an additional 3,000,000 shares of common stock.

   (g) If during the 12 month period of time commencing 18 months following the date of the closing of the reorganization and ending 30 months following the date of the closing of the reorganization, Tasker achieves revenues of $30,000,000 or more, Mr. Brutti shall receive an additional 4,000,000 shares of common stock.

   (h) Tasker will use its best efforts to initiate the trading of its common stock on either the American Stock
Exchange or the NASDAQ within one year of the reorganization agreement.

   (i)   For services rendered, Boston Financial Partners
("BFP") will be issued warrants for the purchase of 1,000,000 shares of common stock of Tasker having an exercise price of $1.00 per share. BFP will also receive
8% of the proceeds raised in the offering of units discussed in subparagraph (c). The 8% will not include 8% of any monies tendered to Tasker in exercise of warrants issued as part of the units.

   (j)   Tasker will install Mr. Brutti as Chairman and
President and a board of directors as nominated by Rephresh. Members shall have a three year term. The terms may be staggered as determined by the Rephresh board nominees. Shareholders may not remove any board member absent the vote of shareholders representing not less than two-thirds of the voting power of the issued and outstanding stock entitled to vote.

4. Reorganization Agreement. Following execution of this Letter of Intent, Tasker and Rephresh agree to use commercially reasonable efforts to cooperate and work together with a view to negotiating and executing a definitive

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Rephresh, Inc.
May 22, 2002
Page 3

reorganization agreement (the "reorganization agreement") incorporating the complete terms and conditions of the transactions contemplated in this Letter of Intent on or before sixty (60) days from the date of hereof.

5. Representations and Warranties/Indemnification. The reorganization agreement will contain such representations and warranties and indemnities given by both parties and others as are customary for transactions of this nature.

6. Exclusivity. In consideration for the expenditures of time, effort and expense to be undertaken by Tasker in connection with the preparation and execution of the reorganization agreement, Rephresh agrees that Rephresh will not, between the date of the execution of this Letter of Intent and termination of this Letter of Intent, solicit, entertain or enter into any agreement or understanding with, or furnish any nonpublic information concerning Rephresh to, any person or entity other than Tasker or its representatives with respect to the sale of Rephresh (by purchase, share purchase or otherwise) of any or all of the capital stock of Rephresh or the sale of any material portion of the assets of Rephresh. Rephresh will promptly notify Tasker if it receive an unsolicited offer for such a transaction, or obtains information that such an offer is likely to be made, which notice will include the identity of the prospective offeror and the price and terms of the proposed offer.

7. Public Statements. Each party agrees that it will not release or issue any reports, statements or releases pertaining to this Letter of Intent and the implementation of the transactions contemplate hereby without the prior written consent of the other parties hereto, except as may be required by any regulatory authority and on advice of legal counsel.

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Rephresh, Inc.
May 22, 2002
Page 4


8. Confidentiality. All information regarding the business of Rephresh including, without limitation, financial information that Rephresh provides to Tasker during Tasker's due diligence investigation of Rephresh will be kept in strict confidence by Tasker and will not be used (except in connection with due diligence), dealt with, exploited or commercialized by Tasker or disclosed to any third party
(other than Tasker's professional accounting and legal advisors) without the prior written consent of Rephresh. If the transactions contemplated herein do not proceed for any reason, then upon receipt of a written request from the Rephresh, Tasker will immediately return to Rephresh any information received regarding Rephresh's business.
Likewise, all information regarding the business of Tasker including, without limitation, financial information that Tasker provides to Rephresh during its due diligence investigation of Tasker will be kept in strict confidence by Rephresh and will not be used (except in connection with due diligence), dealt with, exploited or commercialized by Rephresh or disclosed to any third party (other than Rephresh's professional accounting and legal advisors) without Tasker's prior written consent. If the transactions contemplated herein do not proceed for any reason, then upon receipt of a written request from Tasker, Rephresh will immediately return to Tasker (or as directed by Tasker) any information received regarding Tasker's business.

9. Costs and Expenses. Each party will bear its own costs and expenses, including the fees of legal, accounting and other professional advisors engaged by each party, in connection with the reorganization agreement and the related transactions contemplated by this Letter of Intent.

10. Term of Letter of Intent. This Letter of Intent will terminate only upon the earliest to occur of (a) the execution and delivery by the parties of the reorganization agreement; (b) the notification by any party to the other parties hereto of the election to terminate this Letter of Intent if the reorganization agreement has not been entered into by the parties on or before sixty (60) days from the date of this letter; (c) the notification by any party to the other parties hereto of the election to terminate this Letter of Intent for material breach by such other party; or (d) in the discretion of Rephresh, at the end of five business days following the day on which an original of this Letter of Intent has been executed by Rephresh and received back by Tasker, if the proceeds of the bridge financing discussed in subsection 12 has not been delivered to Rephresh within such five business days.

11. Binding Agreement. Upon its execution, this Letter of Intent is intended to be, and will be construed as, a legally binding Letter of Intent summarizing and evidencing the material terms that Rephresh and Tasker will incorporate into the final reorganization agreement. Once fully executed, the reorganization agreement will supersede and replace this Letter of Intent and our prior discussions in all respects.
The respective obligations regarding confidentiality, however, will survive termination of this Letter of Intent.

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Rephresh, Inc.
May 22, 2002
Page 5

12. Bridge Financing. Tasker will cause Rephresh to receive a bridge loan of between $100,000 and $250,000 within five business days of the signing of this Letter of Intent.
Rephresh will be obligated to repay the loan according to its terms even if the reorganization is never closed.

If the foregoing correctly expresses our current understandings, please indicate your agreement by signing and dating the enclosed copy of this letter in the space indicated below and returning it to me at the above letterhead address. This Letter of Intent may be signed in separate counterparts and by delivery of a signed copy by fax.


                                Yours very truly,

                                 Tasker, Inc.


                                 By: /S/ Maurizio Grande
                                     __________________________
                                     Maurizio Grande

Agreed and accepted:

Rephresh , Inc.

By:   /S/ Richard Brutti
      ____________________
      Richard Brutti, President